Exhibit 99.1

RECENT DEVELOPMENTS

From October 1, 2016 through December 28, 2016, we made new investment commitments of approximately $1,023 million, of which $879 million were funded. Of these new commitments, 51% were in first lien senior secured loans, 38% were in second lien senior secured loans, 8% were investments in subordinated certificates of the Senior Direct Lending Program (the “SDLP”) to make co-investments with Varagon Capital Partners and its clients in first lien senior secured loans through the SDLP and 3% were in other equity securities. Of the approximately $1,023 million of new investment commitments, 97% were floating rate and 3% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.7%. We may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From October 1, 2016 through December 28, 2016, we exited approximately $1,011 million of investment commitments. Of these investment commitments, 73% were first lien senior secured loans, 22% were second lien senior secured loans and 5% were senior subordinated loans. Of the approximately $1,011 million of exited investment commitments, 88% were floating rate and 12% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.0%. On the approximately $1,011 million of investment commitments exited from October 1, 2016 through December 28, 2016, we recognized total net realized gains of approximately $30 million.

In addition, as of December 28, 2016, we had an investment backlog and pipeline of approximately $405 million and $510 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. We cannot assure you that we will make any of these investments or that we will sell all or any portion of these investments.

OPERATING AND REGULATORY STRUCTURE

As a BDC, we are required to comply with certain regulatory requirements. For example, we are not generally permitted to invest in any portfolio company in which a fund managed by Ares or any of its downstream affiliates (other than us and our downstream affiliates) currently has an investment. On January 18, 2017, we received an order from the SEC that permits us and other business development companies and registered closed-end management investment companies managed by Ares to co-invest in portfolio companies with each other and with affiliated investment funds (the “Order”). Co-investments made under the Order are subject to compliance with the conditions and other requirements contained in the Order, which could limit our ability to participate in a co-investment transaction. We may also co-invest with funds managed by Ares or any of its downstream affiliates, subject to compliance with existing regulatory guidance, applicable regulations and our allocation procedures.